Exhibit 21.1

Subsidiaries of Umpqua Holdings Corporation

Name of Subsidiary	State of Incorporation	Other Names Under Which Business is Conducted
Umpqua Bank	Oregon	Umpqua Bank Home Lending, Umpqua Bank Equipment Lease & Finance, Umpqua Private Bank
UB Properties, LLC	Oregon
Umpqua Investments, Inc.	Oregon
Umpqua Master Trust I	Delaware
Umpqua Statutory Trust II	Delaware
Umpqua Statutory Trust III	Delaware
Umpqua Statutory Trust IV	Delaware
Umpqua Statutory Trust V	Delaware
HB Capital Trust I	Delaware
Humboldt Bancorp Statutory Trust I	Connecticut
Humboldt Bancorp Statutory Trust II	Connecticut
Humboldt Bancorp Statutory Trust III	Connecticut
CIB Capital Trust	Delaware
Western Sierra Statutory Trust I	Connecticut
Western Sierra Statutory Trust II	Connecticut
Western Sierra Statutory Trust III	Delaware
Western Sierra Statutory Trust IV	Delaware
New West Statutory Trust I	Connecticut
New West Statutory Trust II	Delaware

Umpqua Holdings Corporation directly owns 100% of the voting stock or membership interest of each subsidiary listed above.